EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY ANNOUNCES SECOND QUARTER 2003 RESULTS

Net Income Increased 51%

TACOMA, WA, July 15, 2003—Labor Ready, Inc. (NYSE: LRW) reported today that revenue for the second quarter ended June 27, 2003 declined 1.6% to $215.7 million, compared to revenue of $219.1 million a year earlier. The Company reported net income increased 51% to $5.2 million or $0.12 per share in the second quarter, compared to $3.5 million or $0.08 per share for the second quarter of 2002.

“We are pleased to deliver positive income results despite a slight decline in revenue,” said Labor Ready President and CEO Joe Sambataro. “The modest top-line improvements we saw in the first quarter have slowed somewhat as demand for our services softened during the second quarter. However, we are excited about increased activity in certain markets in our operations.”

Sambataro continued, “We continue to focus on controlling operating costs and improving gross margins. Gross margins for the second quarter of 2003 were 30.1%, compared to 29.5% for the first quarter of 2003 and 28.7% for the second quarter of 2002.  At the same time, Selling, General and Administrative expenses remained steady at 25.0% of revenue as compared to 24.8% a year ago, even though we opened a number of new branches this year.”

In the second quarter, Labor Ready opened 12 branches in the U.K. and nine in the U.S. and Canada, completing its expansion plans for the year. At the end of the quarter, the Company was operating 790 branch locations, 42 more branches than year-end 2002.

Labor Ready also updated its outlook for 2003 and provided guidance for the third quarter of 2003. The company currently estimates revenue for the year between $860 and $870 million, 3% lower than previously reported expectations. The Company estimates net income per share for the year at between $0.33 and $0.36, approximately 25% higher than 2002 and about 6% higher than previously reported expectations. For the third quarter of 2003, the company estimates revenue of $245 million to $255 million, and net income per share between $0.18 and $0.20.

Management will discuss second quarter 2003 results on a conference call at 2:00 p.m. (PT) Tuesday, July 15, 2003. The conference call may be accessed on Labor Ready’s web site at www.LaborReady.com and will be available for replay for 30 days following the call.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor to the light industrial and small business markets. Labor Ready serves more than 275,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing. In 2002, the Company put nearly 600,000 people to work. Labor Ready currently operates 790 locations in 50 states, Canada, and the United Kingdom. For additional information, visit Labor Ready’s website at www.LaborReady.com.

This news release contains forward-looking statements, such as statements about the ranges of revenues and profits anticipated for future periods, expansion plans, the success of measures for controlling costs and maintaining gross margins, and other factors that may affect our financial results and operations in the future. Our actual results are, however, subject to a number of risks, including:  1) national and global economic conditions; 2) our ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on our operations and financial results; 4) significant labor disturbances which could disrupt industries we serve; 5) increased costs and collateral requirements in connection with our insurance obligations, including workers’ compensation insurance; 6) the adequacy of our financial reserves; 7) our continuing ability to comply with financial covenants in our lines of credit and other financing agreements; 8) our ability to attract and retain competent employees in key positions; and 9) other risks described in our filings with the Securities and Exchange Commission, including our Report on Form 10-Q filed May 5, 2003.

For more information, contact:

Steve Cooper, CFO

253-680-8213

Stacey Burke, Director of Public Relations

253-680-8291

LABOR READY, INC.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002
	(unaudited)		(unaudited)

Revenue from services	$215,684	$219,100	$387,964	$389,208
Cost of services	150,710	156,141	272,093	277,487
Gross profit	64,974	62,959	115,871	111,721
Selling, general and administrative expenses	53,868	54,347	106,587	106,629
Depreciation and amortization	2,044	2,672	4,115	4,791
Income from operations	9,062	5,940	5,169	301
Interest and other expense, net	(1,020)	(330)	(2,082)	(541)
Income (loss) before income taxes (benefit)	8,042	5,610	3,087	(240)
Income tax (benefit)	2,821	2,160	1,081	(94)
Net income (loss)	$5,221	$3,450	$2,006	$(146)

Basic net income per common share	$0.13	$0.08	$0.05	$(0.00)

Diluted net income per common share	$0.12	$0.08	$0.05	$(0.00)

Weighted average shares outstanding:
Basic	40,055	41,133	40,227	40,927
Diluted	50,312	42,161	40,801	40,927

LABOR READY, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

	As of
	June 27, 2003	December 31, 2002
Assets
Current assets
Cash, cash equivalents, and marketable securities	$110,731	$90,577
Accounts receivable, net	81,148	66,987
Other current assets	21,471	19,726
Total current assets	213,350	177,290
Property and equipment, net	28,957	31,217
Other assets	87,554	108,693
Total assets	$329,861	$317,200

Liabilities and shareholders’ equity
Current liabilities	$65,379	$57,836
Long-term liabilities	132,636	127,253
Total liabilities	198,015	185,089
Shareholders’ equity	131,846	132,111
Total liabilities and shareholders’ equity	$329,861	$317,200